Exhibit 10.16

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into effective as of May 9, 2024 (the “Effective Date”), by, between and among [________](the “Investor”), PowerUp Acquisition Corp., a Cayman Islands exempt company (“SPAC”), SRIRAMA Associates, LLC, a Delaware limited liability company (“Sponsor”), and VKSS Capital, LLC, a Delaware limited liability company (“VKSS”). Investor, SPAC, Sponsor and VKSS are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, SPAC is a special purpose acquisition company that closed on its initial public offering on February 23, 2022, and under its Amended and Restated Memorandum and Articles of Association, as amended, has until May 23, 2024 to complete an initial business combination (the “De-SPAC”);

WHEREAS, as of the date of this Agreement, SPAC has not completed the De-SPAC;

WHEREAS, the Parties expect the SPAC will take the necessary measures to extend the deadline to complete the De-SPAC;

WHEREAS, Sponsor is seeking to raise $500,000 from existing SPAC investors which will be subsequently loaned to SPAC by the Sponsor to support the De-SPAC (“SPAC Loan”);

WHEREAS, pursuant to the terms and conditions of this Agreement, Investor has agreed to provide Sponsor $[________] to be used to fund a portion of the SPAC Loan (the “Capital Contribution”);

WHEREAS, SPAC intends to pay off the SPAC Loan to Sponsor at the closing of the De-SPAC transaction (the “De-SPAC Closing”), in accordance with ARTICLE II below, and the Investor will be entitled to receive such proceeds received by the Sponsor to the extent necessary for Sponsor to meet its obligations to Investor contained herein; and

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreement contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SUBSCRIPTION, SPAC LOAN AND SHARE EXCHANGE

1.1	Closing. The Capital Contribution shall be made by the Investor to the Sponsor in cash, on or prior to May 10, 2024, or on such date as the Parties may agree in writing (such date, the “Closing”).

1.2	Subscription.

1.2.1	Sponsor has arranged, and both Sponsor and VKSS hereby agree, that VKSS shall transfer to Investor a one-time, stock-based interest charge of a number of shares of common stock, par value 0.0001 per share of Kernel Group Holdings, Inc. equal to (a) 250,000, multiplied by (b) the ratio of (i) the Capital Contribution, divided by (ii) $500,000 (“Kernel Common Stock”) immediately upon the Kernel De-SPAC Closing (as defined below) (the “Subscription Shares”).

1.2.2	VKSS shall cause the Subscription Shares to be promptly registered pursuant to the first registration statement filed by the surviving public entity following the Kernel De-SPAC Closing, which shall be filed no later than 30 days after the closing of Kernel Group Holdings, Inc.’s business combination (such business combination, the “Kernel De-SPAC Closing,” and such registration requirement, the “Registration Requirement”). Neither the Sponsor nor VKSS shall sell, transfer, or otherwise dispose of any Kernel Common Stock owned by the Sponsor or VKSS until all of the following conditions are satisfied: (i) the Payoff Amount (as defined below) has been repaid in full to the Investor; (ii) the Subscription Shares have been transferred to the Investor; and (iii) the Registration Requirement has been complied with; provided however, nothing in this Section shall prohibit Sponsor from transferring shares of Kernel Common Stock to Investor in accordance with the terms of that certain Subscription Agreement dated as of February 23, 2024 to which Sponsor and Investor are each a party related to certain contributions being made by Investor to VKSS, and that certain Subscription Agreement dated as of March 5, 2024 to which SPAC, Sponsor, VKSS and Investor are each a party related to certain contributions being made by Investor to Sponsor (the “Prior Agreements”).

1.2.3	Sponsor shall also be charged a one-time, cash-based interest charge of the amount equal to equal to (a) $250,000, multiplied by (b) the ratio of (i) the Capital Contribution, divided by (ii) $500,000 (the “Cash Interest Charge”, and collectively with the Capital Contribution, the “Payoff Amount”).

1.3	Terms of SPAC Loan and Payment of Payoff Amount. The SPAC Loan between SPAC and Sponsor shall be in the principal amount of $500,000, with a one-time, cash-based interest charge of $250,000 and a one-time, stock based interest charge of 500,000 shares of common stock, par value $0.0001 per share of SPAC (“SPAC Common Stock”), with such SPAC Common Stock to be delivered to Sponsor prior to the De-SPAC Closing. The SPAC Loan shall be repaid by SPAC (or the surviving entity following the De-SPAC), upon the De-SPAC Closing. Sponsor shall pay to the Investor (and any other similarly situated investor executing an agreement similar to the terms hereof) all repayments of the SPAC Loan that Sponsor has received within two (2) business days of the De-SPAC Closing (the “Investor Payment”), and, within two (2) business days of the De-SPAC Closing, make such other payments, if any, as required in order to fully satisfy repayment of the Payoff Amount to Investor and any other amounts due hereunder to Investor. SPAC, Sponsor and VKSS shall be jointly and severally obligated and liable for the Investor Payment and the full repayment of the Payoff Amount, and each of SPAC, Sponsor and VKSS shall be deemed a guarantor of the Investor Payment and the Payoff Amount. The Investor, in its sole discretion, may elect at the De-SPAC Closing to receive such payments in cash or shares of SPAC Common Stock at a rate of one (1) share of SPAC Common Stock for each $10 of Capital Contribution. If the SPAC liquidates without consummating a De-SPAC (a “SPAC Liquidation”), any amounts remaining in the Sponsor or SPAC’s cash accounts, not including the Trust Account (as defined below), will be paid to the Investor within five (5) days of the SPAC Liquidation in an amount equal to the Payoff Amount and any other amounts due hereunder.

1.4	Default. In the event that prior to the transfer of the Subscription Shares to Investor (a) Sponsor or SPAC defaults in its obligations under Section 1.2 or 1.3 of this Agreement and such default continues for a period of five (5) business days following written notice to the Sponsor and SPAC, (b) the De-SPAC Closing does not occur within 120 days of the Effective Date, or (c) a SPAC Liquidation occurs, VKSS shall immediately transfer the Subscription Shares to Investor.

1.5	Wiring Instructions. At the Closing, Investor shall advance the Capital Contribution proceeds to Sponsor by wire transfer of immediately available funds pursuant to the wiring instructions separately provided.

1.6	Share Exchange. In a reasonable period of time following the Effective Date of this Agreement, VKSS and Sponsor shall enter into and complete a transaction in which Sponsor shall transfer 250,000 of SPAC Common Stock to VKSS in consideration of VKSS’s transfer of the Subscription Shares to Investor pursuant to Section 1.2.1.

1.7	Reimbursement of Legal Fees. [Sponsor shall pay Investor an amount equal to $7,500.00 as reimbursement for the attorney fees incurred by Investor in connection with this Agreement, which such amount shall be offset against the amount that Investor transfers to Sponsor pursuant to this Agreement.]

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to each other Party as of the date of this Agreement and as of the Closing that:

2.1	Authority. Such Party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Party of this Agreement and the consummation of the transfer have been duly authorized by all necessary action on the part of the relevant Party, and no further approval or authorization is required on the part of such Party. This Agreement will be valid and binding on each Party and enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.2	Acknowledgement. Each Party acknowledges and agrees that the Subscription Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws and the Investor represents that, as applicable, it (a) is acquiring the Subscription Shares pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Subscription Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the investment hereunder and of making an informed investment decision, and has conducted a review of the business and affairs of the SPAC that it considers sufficient and reasonable for purposes of making the investment, and (d) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act). Each Party acknowledges and agrees that this subscription will not be treated as indebtedness for U.S. tax purposes.

2.3	Trust Waiver. Investor acknowledges that the SPAC is a blank check company with the powers and privileges to effect a business combination and that a trust account has been established by the SPAC in connection with its initial public offering (“Trust Account”). Investor waives any and all right, title and interest, or any claim of any kind it now has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account for any claims in connection with, as a result of, or arising out of this Agreement; provided, however, that nothing in this Section 2.3 shall (a) serve to limit or prohibit Investor’s right to pursue a claim against the SPAC for legal relief against assets outside the Trust Account, for specific performance or other relief, (b) serve to limit or prohibit any claims that Investor may have in the future against the SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), or (c) be deemed to limit Investor’s right, title, interest or claim to the Trust Account by virtue of Investor’s record or beneficial ownership of securities of the SPAC acquired by any means other than pursuant to this Agreement, including but not limited to any redemption right with respect to any such securities of the SPAC.

2.4	Ownership of Subscription Shares. VKSS hereby represents, acknowledges and warrants that: (i) it is the beneficial owner of the Subscription Shares; (ii) is able to transfer the Subscription Shares to the Investor as provided hereunder; and (iii) it is not restricted from transfer of the Subscription Shares to the Investor based upon reliance on Section 5(c)(e) of the Letter Agreement (as defined below). VKSS further represents to Investor that it has good and marketable title to the Subscription Shares free and clear of all liens and encumbrances, other than those set forth in the Letter Agreement included as Exhibit 10.8 (the “Letter Agreement”) to SPAC’s Registration Statement on Form S-1 (Registration No. 333-252105). Upon transfer of the Subscription Shares to Investor, Investor will have good and marketable title to the Subscription Shares and the Subscription Shares shall be subject to the Letter Agreement.

2.5	Compliance with Laws. Sponsor, SPAC and VKSS hereby represent and warrant that all transactions as contemplated hereunder are, and will be, executed in compliance with all applicable law, rules and regulations.

2.6	Restricted Securities. Investor hereby represents, acknowledges and warrants its representation of, understanding of and confirmation of the following:

●	Investor realizes that, unless subject to an effective registration statement, the Subscription Shares cannot readily be sold as they will be restricted securities and therefore the Subscription Shares must not be accepted unless Investor has liquid assets sufficient to assure that Investor can provide for current needs and possible personal contingencies;

●	Investor understands that, because Kernel Group Holdings, Inc. is a “shell company” as contemplated under paragraph (i) of Rule 144, regardless of the amount of time that the Investor holds the Subscription Shares, sales of the Subscription Shares may only be made under Rule 144 upon the satisfaction of certain conditions, including that SPAC is no longer a ‘shell company’ and that SPAC has not been a ‘shell company’ for at least the last 12 months—i.e., that no sales of Subscription Shares can be made pursuant to Rule 144 until at least 12 months after the De-SPAC; and SPAC has filed with the United States Securities and Exchange Commission (the “SEC”), during the 12 months preceding the sale, all quarterly and annual reports required under the Securities Exchange Act of 1934, as amended;

●	Investor confirms and represents that it is able (i) to bear the economic risk of the Investor Shares, (ii) to hold the Subscription Shares for an indefinite period of time, and (iii) to afford a complete loss of the Subscription Shares; and

●	Investor understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Subscription Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

The SPAC and Sponsor shall take all steps necessary in order to remove the legend referenced in the preceding paragraph from the Subscription Shares immediately following the earlier of (a) the effectiveness of a registration statement applicable to the applicable Subscription Shares or (b) any other applicable exception to the restrictions described in the legend occurs.

ARTICLE III

MISCELLANEOUS

3.1	Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

3.2	Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

3.3	No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

3.4	Term of Obligations. The term of this Agreement shall expire (6) months after the De-SPAC Closing. However, the obligations set forth herein that are intended to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, including for the avoidance of doubt, the registration obligations set forth in Section 1.2.2, the default provision set forth in Section 1.4, and the indemnity obligations set forth in Section 3.13.

3.5	Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

3.6	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

3.7	Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless mutually approved in writing.

3.8	Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

3.9	Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to Investor: [__________________]

If to SPAC or Sponsor:

PowerUp Acquisition Corp.

SRIRAMA Associates, LLC

VKSS Capital, LLC

Attn: Suren Ajjarapu

515 Madison Avenue

New York, New York 10022

suren@SRIRAMAAsssociatesLLC.onmicrosoft.com

With a copy to:

Attn: Kate Bechen

Dykema Gossett PLLC

111 E. Kilbourn Avenue, Suite 1050

Milwaukee, Wisconsin 53202

KBechen@dykema.com

3.10	Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

3.11	Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

3.12	Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

3.13	Indemnification. SPAC, Sponsor and VKSS agree to indemnify and hold harmless Investor, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but excluding financial losses to an Indemnified Party relating to the economic terms of this Agreement), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by the SPAC, Sponsor and VKSS of their respective obligations hereunder, the consummation of the transactions contemplated hereby or any pending or threatened claim or any action, suit or proceeding against the SPAC, Sponsor, VKSS or the Investor; provided that SPAC, Sponsor and VKSS will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from Investor’s material breach of this Agreement or from Investor’s willful misconduct, or gross negligence. In addition (and in addition to any other reimbursement of legal fees contemplated by this Agreement), SPAC, Sponsor and VKSS will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of SPAC, Sponsor or VKSS. The provisions of this paragraph shall survive the termination of this Agreement.

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The Parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SPAC: POWERUP ACQUISITION CORP.

By:
Name:	Suren Ajjarapu
Title:	Chief Executive Officer

SPONSOR: SRIRAMA ASSOCIATES, LLC

By:
Name:	Suren Ajjarapu
Title:	Managing Member

SPONSOR: VKSS CAPITAL, LLC

By:
Name:	Suren Ajjarapu
Title:	Managing Member

INVESTOR:	[______________]

By:	[______________]

By:
Name:	[_____________]
Title:	[_____________]